Exhibit 99.1

Natural Resource Partners L.P.
601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE
Natural Resource Partners L.P.
Reports 4Q and 2009 Full Year Results
Full Year 2009 Highlights:
•	Distributable cash flow of $178.4 million

•	Net income attributable to the limited partners of $79.0 million or $1.17 per unit

•	Revenues of $256.1 million

•	Metallurgical coal accounted for 26% of coal production and 33% of coal royalty revenues
Fourth Quarter 2009 Highlights:
•	Distributable cash flow of $63.8 million

•	Net income attributable to the limited partners of $27.4 million or $0.39 per unit

•	Revenues of $65.9 million

•	Metallurgical coal accounted for 35% of coal production and 41% of coal royalty revenues

•	Distribution of $0.54 per unit
HOUSTON, February 11, 2010 — Natural Resource Partners L.P. (NYSE:NRP) announced today distributable cash flow, a non-GAAP measure, of $178.4 million for the year ended December 31, 2009, down 16% from the prior year. Distributable cash flow is reconciled to net cash provided by operating activities, a GAAP measure, in a table attached. Net income attributable to the limited partners was $79.0 million, or $1.17 per unit, for the full year 2009 versus $127.5 million, or $1.95 per unit, for the full year 2008.
“As 2009 progressed, we began to see first a stabilization of the overall coal market and then, toward the end of the year, a strengthening of the market for metallurgical coal,” said Nick Carter, President and Chief Operating Officer. “The recovery in the steam coal market is lagging behind the metallurgical coal market due to utility stockpiles that had been built up during the recession and the low natural gas prices that persisted through much of 2009. The recent cold weather in much of the country has caused stockpile levels to begin to decline and natural gas prices to increase to a level that is not as competitive with coal prices.”

NRP Reports 2009 Full Year and 4Q Results	Page 2 of 12
Fourth Quarter 2009 versus Third Quarter 2009

	4Q09	3Q09	% Change
Distributable cash flow:	$63,812	$30,061	112%
Net income to limited partners:	$27,391	$25,161	9%
Net income per unit:	$0.39	$0.36	8%
Total revenues:	$65,902	$63,962	3%
Coal production:	11,299	11,283	—
Coal royalty revenues:	$48,327	$49,307	(2%)
Average coal royalty revenue per ton:	$4.28	$4.37	(2%)
Distributable cash flow more than doubled from the third quarter 2009 to $63.8 million, predominantly due to improvements in working capital and an increase in revenues. The two largest positive changes in working capital were related to a $14.2 million increase in accrued interest and approximately $14.0 million in minimum payments received from NRP’s lessees in the fourth quarter. A significant portion of the minimums received in the fourth quarter were related to acquisitions made in 2009.
Net income attributable to the limited partners rose $2.2 million, or 9%, in the fourth quarter to $27.4 million, mainly due to increased revenues. Net income per unit improved by $0.03 per unit to $0.39 per unit in the fourth quarter.
Total revenues in the fourth quarter increased $1.9 million, or 3% from the third quarter of 2009, primarily due to increases in coal transportation fees and oil and gas royalties. Coal production was flat, while average coal royalty revenue per ton decreased slightly this quarter due to pricing adjustments that were included in the third quarter causing the third quarter to be abnormally high. Further, metallurgical coal production increased by approximately 800,000 tons and royalty revenues from metallurgical coal increased approximately $3.4 million from the third quarter 2009. This increase brought metallurgical production to 35% of the total production and 41% of total coal royalty revenues for the fourth quarter 2009. Steam coal production and revenues in the same period declined due to unusually large coal stockpiles at utilities.
Full Year and Fourth Quarter Results

			%			%
			Change			Change
Highlights	4Q09	4Q08	Qtr/Qtr	Full Year 2009	Full Year 2008	Year/Year
	(in thousands except per unit and per ton)
Total revenues:	$65,902	$75,822	(13%)	$256,084	$291,665	(12%)
Coal production:	11,299	15,073	(25%)	46,848	60,570	(23%)
Coal royalty revenues:	$48,327	$58,749	(18%)	$196,621	$226,250	(13%)
Average coal royalty revenue per ton:	$4.28	$3.90	10%	$4.20	$3.74	12%
Net income to limited partners:	$27,391	$36,646	(25%)	$78,954	$127,490	(38%)
Net income per unit:	$0.39	$0.56	(30%)	$1.17	$1.95	(40%)
Average units outstanding:	69,451	64,891	7%	67,702	64,891	4%
Distributable cash flow:	$63,812	$66,502	(4%)	$178,434	$212,721	(16%)

NRP Reports 2009 Full Year and 4Q Results	Page 3 of 12
Revenues

Full Year
Revenues for the year ended December 31, 2009 declined $35.6 million, or 12%, from the twelve month period ended December 31, 2008 due primarily to decreases in coal royalty revenues. Coal royalty revenues for the same period decreased 13% to $196.6 million due to reductions in coal production of 13.7 million tons. These declines in production were due to lower demand for both metallurgical and steam coal during the last twelve months as the U.S. and global economies struggled. While some of that production was deferred for shipment into 2010 and later years, many of NRP’s lessees reduced production to meet demand. However, much of NRP’s production was priced in 2008 at higher prices for delivery in 2009. In the last twelve month period the average royalty revenue per ton increased by 12%, or $0.46 per ton, partially offsetting some of the decline in production.
Fourth Quarter
Fourth quarter revenues declined $9.9 million, or 13%, to $65.9 million compared to the fourth quarter of 2008 due to a decline in coal royalty revenues. Coal royalty revenues declined $10.4 million as a result of a 3.8 million ton decline in demand for coal offset somewhat by a $0.38, or 10%, per ton increase in the average royalty revenue per ton explained above.
Operating Expenses

Full Year
Total operating expenses increased $7.4 million, or 8%, in 2009 to $102.1 million from the $94.7 million reported for the full year 2008 mainly due to increased general and administrative expenses. General and administrative expenses were only 9% of total revenue in 2009, but did increase by $9.2 million mainly due to an increase in NRP’s unit price that affected the accruals for its long term incentive plan and additional personnel to assist in managing recent acquisitions. The full year 2009 depreciation, depletion and amortization of $60.0 million was down from 2008 by $4.2 million. This number would have been even lower as a result of lower production levels except that it also included a non-cash charge of $8.2 million related to the termination of a lease due to a mine closure reported in the second quarter of 2009.
Fourth Quarter
Total operating expenses for the fourth quarter 2009 were $22.4 million up $1.8 million due to the reasons stated above.
Net Income Attributable to the Limited Partners

Full Year
Net income attributable to the limited partners was down $48.5 million in 2009 to $79 million when compared to the full year 2008 due to declines in revenue and higher accruals for both general and administrative expenses and interest. Interest expense increased $11.8 million due to the issuance of long term senior notes in March. This debt was incurred to pay down the credit facility for debt incurred for acquisitions. Also, the

NRP Reports 2009 Full Year and 4Q Results	Page 4 of 12
decrease in the net income attributable to the incentive distribution rights, which were reduced in the third and fourth quarters of 2009, increased net income attributable to the limited partners by $14.1 million or $0.21 per unit.
Net income per limited partner unit decreased to $1.17 per unit in 2009 from the $1.95 reported for 2008. Also impacting earnings per unit were the termination of the lease in the second quarter that accounted for a $0.12 per unit decrease and the issuance of additional units for acquisitions during 2009. Weighted average number of units outstanding increased by 2.8 million units due to units issued in connection with an acquisition.
Fourth Quarter
Net income attributable to the limited partners was down $9.3 million for the fourth quarter from the same period last year mainly due to the reduced revenues and increased interest expense as described above offset by decreased depreciation and depletion due to lower production and reduced allocations to the incentive distribution rights as described above.
Net income per limited partner unit decreased from the $0.56 reported in the fourth quarter 2008 to $0.39 for the fourth quarter 2009. In addition to lower income, the net income per unit was impacted by an additional 4.6 million units outstanding in 2009 over 2008 as mentioned above.
Distributable Cash Flow

Full Year
NRP reported a decline of $34.3 million, or 16%, in distributable cash flow to $178.4 million, from the previous full year. This decline in distributable cash flow was mainly due to an additional $15 million in reserves for future principal payments on NRP’s senior private placement notes and a decline in revenues. These were offset by an additional $21.8 million of minimums received from NRP’s lessees and other improvements in changes in operating assets and liabilities.
Fourth Quarter
Distributable cash flow was down modestly to $63.8 million in the fourth quarter 2009 versus the same period in 2008.
Current Market
In 2009, the coal market for our lessees was challenged due to economic conditions around the globe. Domestic electricity demand declined for two consecutive years for the first time in several decades. While overall electricity demand was down by approximately 4%, NRP estimates that coal-fired electricity demand was down by approximately 10%, due to lower industrial demand, low natural gas prices and a mild summer. A significant portion of electricity for industrial demand is provided by coal- fired power plants. In addition, global demand was down, causing U.S. exports to be down from 2008 by approximately 25-30%.

NRP Reports 2009 Full Year and 4Q Results	Page 5 of 12
Recently, there have been signs of an improving global coal market. Metallurgical demand has increased around the world, particularly in China, Brazil and India. U.S. producers have recently announced several cargoes of metallurgical coal sales that are being shipped to Asia, which, in the past, has been very rare. South Africa, which has historically supplied Europe with a significant portion of its coal requirements, is now shipping significant coal tonnage to India, leaving that market more open for the U.S. producers as Europe’s economy improves. Also, Brazil’s needs for metallurgical coal are increasing and, due to location, U.S. metallurgical coal has a transportation advantage over Australian metallurgical coal. According to trade publications, increasing demand is having some impact on metallurgical pricing. As approximately 22% of NRP’s reserves are metallurgical coal and approximately 20-25% of the historic production from NRP properties has been metallurgical, this should have a positive impact on NRP in 2010 and beyond.
Domestically, there have been some signs recently that the economy is improving and that electricity demand is increasing. With a very cold winter to date, stockpiles at coal-fueled power plants have begun to decline. Due to a lag time in reporting, it is hard to tell at this point how much the stockpiles have declined but it does bode well for 2010. NRP originally thought that it would be the second half of 2010 before there would be much of a reduction in the coal stockpiles. With continued cold weather across the nation, this could be sooner. There have also been some signs of improving industrial demand. U.S. manufacturing grew in January at its fastest pace in more than five years. While it is too early to have any statistics, this could give a boost to coal demand.
Acquisitions
In 2009, NRP made 6 acquisitions that totaled approximately $292 million, consisting of $192 million in cash and 4,560,000 units. These acquisitions further diversified NRP’s asset base and included additional metallurgical coal in Central Appalachia, thermal coal and infrastructure in Northern Appalachia, aggregates in Texas and Arizona and a significant amount of thermal coal and infrastructure in the Illinois Basin. Three of these projects are under development and will provide future growth in production in 2011 and 2012, when NRP anticipates coal markets to be much stronger.
In the fourth quarter of 2009, NRP completed its 39th acquisition since its initial public offering by acquiring approximately 220 acres of mineral and surface rights related to sand and gravel reserves in southern Arizona.
Subsequent to the end of the fourth quarter, NRP completed its second of eight acquisitions of coal reserves at the Deer Run mine located in the Illinois Basin for $40 million. It is anticipated that an additional 3 acquisitions of coal reserves totaling $125 million, will be completed in 2010. NRP expects to close the final three Deer Run reserve acquisitions in 2011 and 2012 for an additional $80 million.

NRP Reports 2009 Full Year and 4Q Results	Page 6 of 12
Liquidity
“With $82.6 million in cash on hand at year end, $229 million in credit capacity on our revolver after funding the second closing on Deer Run and the final payment on Blue Star in January, as well as cash generated from our operations in 2010, we anticipate NRP will have sufficient liquidity to fund our acquisition commitments and maintain our quarterly distribution to unitholders throughout 2010,” said Dwight L. Dunlap, Chief Financial Officer.
Distributions
As reported on January 21, the Board of Directors of NRP’s general partner declared a quarterly distribution of $0.54 per unit. This represents a 1% increase over the fourth quarter 2008 and is unchanged from the third quarter 2009. As discussed in the announcement of the Deer Run acquisition, the holders of the incentive distribution rights opted to forego the highest splits for the fourth quarter distribution of 2009. This equated to a savings to the partnership of $7.35 million in distributions for the fourth quarter.
In addition, on January 21, 2010, the Board of Directors announced its intention to maintain the $0.54 per quarter distribution through 2010. The current budget together with NRP’s cash balance at the beginning of the year should be sufficient to maintain the distribution. However, if necessary, the holders of the incentive distribution rights have agreed to defer the distributions that the holders of the incentive distributions rights would receive in any quarter with regard to the highest splits.
Company Profile
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing mineral reserve properties. NRP owns coal reserves and coal handling and transportation infrastructure in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. In addition, the partnership owns and manages aggregate reserves in Texas, West Virginia and Washington.
For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
Disclosure of Non-GAAP Financial Measures
Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash

NRP Reports 2009 Full Year and 4Q Results	Page 7 of 12
flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.
Forward-Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the current coal market conditions and borrowing capacity. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

10-02	-Financial statements follow-

NRP Reports 2009 Full Year and 4Q Results	Page 8 of 12
Natural Resource Partners L.P.
Operating Statistics
(In thousands except per ton data)

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Coal Royalties:
Coal royalty revenues:
Appalachia
Northern	$5,028	$5,236	$14,959	$17,074
Central	30,669	38,467	132,543	156,109
Southern	4,627	5,142	19,382	19,839

Total Appalachia	$40,324	$48,845	$166,884	$193,022
Illinois Basin	5,785	6,701	22,019	21,695
Northern Powder River Basin	2,218	3,203	7,718	11,533

Total	$48,327	$58,749	$196,621	$226,250

Coal royalty production (tons):
Appalachia
Northern	1,639	1,363	4,943	5,799
Central	6,070	8,537	28,032	35,967
Southern	795	1,034	3,233	4,273

Total Appalachia	8,504	10,934	36,208	46,039
Illinois Basin	1,651	2,414	6,656	8,313
Northern Powder River Basin	1,144	1,725	3,984	6,218

Total	11,299	15,073	46,848	60,570

Average royalty revenue per ton:
Appalachia
Northern	$3.07	$3.84	$3.03	$2.94
Central	5.05	4.51	4.73	4.34
Southern	5.82	4.97	6.00	4.64
Total Appalachia	4.74	4.47	4.61	4.19
Illinois Basin	3.50	2.78	3.31	2.61
Northern Powder River Basin	1.94	1.86	1.94	1.85

Combined average royalty revenue per ton	$4.28	$3.90	$4.20	$3.74

Aggregates:
Royalty revenues	$883	$1,244	$4,260	$6,275
Aggregate royalty bonus	$—	$300	$1,320	$2,844
Production:	640	915	3,269	4,791
Average base royalty per ton:	$1.38	$1.36	$1.30	$1.31

NRP Reports 2009 Full Year and 4Q Results	Page 9 of 12
Natural Resource Partners L.P.
Consolidated Statements of Income
(In thousands, except per unit data)

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Revenues:
Coal royalties	$48,327	$58,749	$196,621	$226,250
Aggregate royalties	883	1,544	5,580	9,119
Coal processing fees	1,865	3,083	7,673	8,781
Transportation fees	3,883	3,463	12,517	11,656
Oil and gas royalties	3,871	2,323	7,520	7,902
Property taxes	2,600	2,040	11,636	9,800
Minimums recognized as revenue	201	64	1,266	1,257
Override royalties	3,290	3,689	9,251	11,327
Other	982	867	4,020	5,573

Total revenues	65,902	75,822	256,084	291,665
Operating costs and expenses:
Depreciation, depletion and amortization	11,986	15,405	60,012	64,254
General and administrative	5,176	1,151	23,102	13,922
Property, franchise and other taxes	3,597	2,989	14,996	13,558
Transportation costs	467	456	1,611	1,416
Coal royalty and override payments	1,174	569	2,388	1,508

Total operating costs and expenses	22,400	20,570	102,109	94,658

Income from operations	43,502	55,252	153,975	197,007
Other income (expense)
Interest expense	(10,592)	(7,020)	(40,108)	(28,356)
Interest income	17	231	213	1,355

Net income	$32,927	$48,463	$114,080	$170,006

Net income attributable to:
General partner	$559	$748	$1,611	$2,602

Holders of incentive distribution rights	$4,977	$11,069	$33,515	$39,914

Limited partners	$27,391	$36,646	$78,954	$127,490

Basic and diluted net income per limited partner unit:	$0.39	$0.56	$1.17	$1.95

Weighted average number of units outstanding:	69,451	64,891	67,702	64,891

NRP Reports 2009 Full Year and 4Q Results	Page 10 of 12
Natural Resource Partners L.P.
Statements of Cash Flows
(In thousands)

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)			(Unaudited)
Cash flows from operating activities:
Net income	$32,927	$48,463	$114,080	$170,006
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	11,986	15,405	60,012	64,254
Non-cash interest charge	127	12	1,463	278
Loss from disposition of assets	—	1	—	33
Change in operating assets and liabilities:
Accounts receivable	601	6,708	581	(4,586)
Other assets	(646)	(714)	(67)	178
Accounts payable and accrued liabilities	10	(1,931)	(133)	(1,484)
Accrued interest	7,064	3,342	3,850	143
Deferred revenue	15,958	479	26,264	4,468
Accrued incentive plan expenses	2,169	(2,535)	4,577	(3,041)
Property, franchise and other taxes payable	1,674	1,583	42	(293)

Net cash provided by operating activities	71,870	70,813	210,669	229,956

Cash flows from investing activities:
Acquisition of land, coal and other mineral rights	(3,768)	(5,500)	(118,754)	(5,500)
Acquisition or construction of plant and equipment	—	(616)	(1,157)	(10,568)
Change in restricted assets	—	6,240	—	6,240

Net cash used in investing activities	(3,768)	124	(119,911)	(9,828)

Cash flows from financing activities:
Proceeds from loans	6,000	—	331,000	—
Deferred financing costs	—	—	(661)	—
Repayments of loans	—	1	(168,235)	(17,234)
Retirement of purchase obligation related to reserve and infrastructure	(9,000)	—	(72,000)	—
Costs associated with issuance of units	—	—	(21)	—
Distributions to partners	(43,348)	(45,422)	(188,135)	(171,307)

Net cash used in financing activities	(46,348)	(45,421)	(98,052)	(188,541)

Net increase or (decrease) in cash and cash equivalents	(21,754)	25,516	(7,294)	31,587
Cash and cash equivalents at beginning of period	60,880	64,412	89,928	58,341

Cash and cash equivalents at end of period	$82,634	$89,928	$82,634	$89,928

SUPPLEMENTAL INFORMATION:
Cash paid during the period for interest	$3,394	$3,556	$34,710	$27,735

Non-cash investing activities:
Equity issued for acquisitions	$—	$—	$95,910	$—
Liability assumed in acquisition	—	—	1,170	—

Non-cash financing activities:
Purchase obligation related to reserve and infrastructure acquisition	$—	$—	$74,022	$—

NRP Reports 2009 Full Year and 4Q Results	Page 11 of 12
Natural Resource Partners L.P.
Consolidated Balance Sheets
(In thousands, except for unit information)

	December 31,	December 31,
	2009	2008
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$82,634	$89,928
Accounts receivable, net of allowance for doubtful accounts	27,141	31,883
Accounts receivable — affiliate	4,342	1,351
Other	930	934

Total current assets	115,047	124,096
Land	24,343	24,343
Plant and equipment, net	64,267	67,204
Coal and other mineral rights, net	1,151,313	979,692
Intangible assets	165,160	102,828
Loan financing costs, net	2,891	2,679
Other assets, net	569	498

Total assets	$1,523,590	$1,301,340

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable and accrued liabilities	$914	$861
Accounts payable — affiliate	179	365
Obligation related to acquisitions	2,969	—
Current portion of long-term debt	32,235	17,235
Accrued incentive plan expenses — current portion	4,627	3,179
Property, franchise and other taxes payable	6,164	6,122
Accrued interest	10,300	6,419

Total current liabilities	57,388	34,181
Deferred revenue	67,018	40,754
Accrued incentive plan expenses	7,371	4,242
Long-term debt	626,587	478,822
Partners’ capital:
Common units (69,451,136 in 2009, 64,891,136 in 2008)	747,437	719,341
General partner’s interest	13,409	13,579
Holders of incentive distribution rights	4,977	11,069
Accumulated other comprehensive loss	(597)	(648)

Total partners’ capital	765,226	743,341

Total liabilities and partners’ capital	$1,523,590	$1,301,340

NRP Reports 2009 Full Year and 4Q Results	Page 12 of 12
Natural Resource Partners L.P.
Reconciliation of GAAP Financial Measurements
to Non-GAAP Financial Measurements
(In thousands)
Reconciliation of GAAP “Net cash provided by operating activities”
To Non-GAAP “Distributable cash flow”

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Net cash provided by operating activities	$71,870	$70,813	$210,669	$229,956
Less scheduled principal payments	—	—	(17,235)	(17,234)
Less reserves for future principal payments	(8,058)	(4,311)	(32,235)	(17,235)
Add reserves used for scheduled principal payments	—	—	17,235	17,234

Distributable cash flow	$63,812	$66,502	$178,434	$212,721

-end-